Keryx Biopharmaceuticals Announces Completion of Patient Enrollment In Zerenex Phase 3 Short-Term Study

Top-Line Data Expected before Year-End

NEW YORK, OCT 26 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals (Nasdaq: KERX) reported today the randomization of the last patient in its short-term study component of its Phase 3 registration program of Zerenex™ (ferric citrate), the Company's iron-based phosphate binder for the treatment of elevated serum phosphorous levels, or hyperphosphatemia, in patients with end-stage renal disease on dialysis.  The Zerenex Phase 3 clinical program is being conducted pursuant to a Special Protocol Assessment (SPA) with the Food and Drug Administration (FDA). The Company expects to complete the study and report top-line data before the end of the year.

The Zerenex Phase 3 short-term efficacy study is a multicenter, randomized, open-label clinical trial being conducted at 14 centers in the United States.  Approximately 150 patients have completed the 2-week washout period and have been randomized 1:1:1 to receive a fixed dose of Zerenex (1 gram, 6 grams or 8 grams per day) for a treatment period of 28 days.  The primary endpoint of the study is to demonstrate a dose response in the change of serum phosphorous from baseline (end of washout period) to end of the treatment period (day 28).

Dr. Julia Lewis, Professor of Medicine, Department of Nephrology, Vanderbilt University School of Medicine, and member of the Executive Committee of the Collaborative Study Group, is the Study Chair of the Zerenex Phase 3 registration program.  Dr. Samuel S. Blumenthal, Professor of Medicine at Medical College of Wisconsin, is the study’s Co-Principal Investigator.

Ron Bentsur, Chief Executive Officer of Keryx, commented, "We are pleased by the rate of enrollment into this study, and we are grateful for the efficiency and dedication demonstrated by our clinical investigators.  We look forward to announcing the top-line data from this study before year-end."

Concurrent with this short-term study component of the Phase 3 registration program, the Company is conducting its long-term (58-week) Phase 3 safety and efficacy study component for which enrollment is ongoing. Keryx expects to complete the Zerenex Phase 3 program and file a New Drug Application for Zerenex for the treatment of hyperphosphatemia in the first half of 2012.

Keryx Biopharmaceuticals retains a worldwide exclusive license (except for the Asian Pacific Region) to Zerenex (ferric citrate) from Panion & BF Biotech, Inc. The Company has sublicensed the development of ferric citrate in Japan to Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd.

PHASE 3 PROGRAM DESIGN:

In accordance with the Company's SPA agreement with the FDA, the Phase 3 clinical program for Zerenex consists of two Phase 3 clinical studies, as follows:

Short-term efficacy study: A multicenter, randomized, open-label clinical trial with an enrollment of approximately 150 patients on hemodialysis, who are randomized to fixed doses of Zerenex, ranging from 1 gram per day to 8 grams per day, for a treatment period of 28 days. Patients undergo a 2-week washout period prior to randomization.  Patient enrollment for this study is now complete.  The primary endpoint of the study is to demonstrate a dose response in the change of serum phosphorous from baseline (end of washout period) to end of the treatment period (day 28).

Long-term safety and efficacy study: A multicenter, randomized, open-label, safety and efficacy clinical trial with a planned enrollment of approximately 300 patients on hemodialysis or peritoneal dialysis. The long-term study will consist of a 2-week washout period followed by a 52-week safety assessment in which patients will be randomized 2:1 to receive either Zerenex or another phosphate binder.  The 52-week safety assessment will be followed by a 4-week efficacy assessment in which only patients randomized to treatment with Zerenex during the safety assessment will be randomized to continue treatment with either Zerenex or placebo for a 4-week period.

About Special Protocol Assessments

The Special Protocol Assessment (SPA) process is a procedure by which the FDA provides official evaluation and written guidance on the design and size of proposed protocols that are intended to form the basis for a new drug application.

Final marketing approval depends on the results of efficacy, the adverse event profile and an evaluation of the benefit/risk of treatment demonstrated in the Phase 3 clinical program. The SPA agreement may only be changed through a written agreement between the sponsor and the FDA, or if the FDA becomes aware of a substantial scientific issue essential to product efficacy or safety. For more information on Special Protocol Assessment, please visit: http://www.fda.gov/downloads/Drugs/GuidanceComplianceRegulatoryInformation/Guidances/ucm080571.pdf.

About Hyperphosphatemia

In the United States, according to data from the U.S. Renal Data System, there are approximately 485,000 patients with end-stage renal disease, or ESRD, and the number of ESRD patients is projected to rise 60% to approximately 785,000 by 2020. The majority of ESRD patients, close to 400,000, require dialysis. Phosphate retention and the resulting hyperphosphatemia in patients with ESRD on dialysis are usually associated with secondary hyperparathyroidism (and its related cardiovascular complications), renal osteodystrophy and soft tissue mineralization.  ESRD patients usually require treatment with phosphate-binding agents to lower and maintain serum phosphorus at acceptable levels. The need for alternative phosphate-binding agents has long been recognized, especially given the increasing prevalence of ESRD as well as shortcomings with current therapies.  Zerenex has the potential to be an effective and safe treatment in lowering and/or maintaining normal serum phosphorus levels in patients with ESRD and hyperphosphatemia.

The market for phosphate binders to treat hyperphosphatemia in ESRD patients in 2009 was approximately $750 million and $1.3 billion in the U.S. and worldwide, respectively.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 studies is being conducted under a Special Protocol Assessment (SPA) agreement with the FDA. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating future clinical trials and business prospects for Zerenex(TM) may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully and cost-effectively complete clinical trials for Zerenex(TM); the risk that the data (both safety and efficacy) from the Phase 3 trials will not coincide with the data analyses from the Phase 2 clinical trials previously reported by the Company; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website and the FDA website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX CONTACT:

Lauren Fischer
Director - Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com